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                        [SIDLEY & AUSTIN LETTERHEAD]




                               November 17, 1997


IMC Global Inc.
2100 Sanders Road
Northbrook, Illinois 60062-6146


Ladies and Gentlemen:

     We refer to the Agreement and Plan of Merger dated as of August 26, 1997 (the "Agreement") between IMC GLOBAL INC., a Delaware corporation ("IGL"), and FREEPORT-McMoRan INC., a Delaware corporation ("FTX"), which provides for the merger (the "Merger") of FTX with an into IGL on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Miller & Chevalier, Chartered is required pursuant to SECTION 6.2(b) of the Agreement and Sidley & Austin is required pursuant to SECTION 6.3(b) of the Agreement to render opinions regarding certain United States federal income tax consequences of the Merger. Capitalized terms not defined herein have the meanings specified in the Agreement.

     The Merger and the Agreement are more fully described in IGL's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of shares of IGL Common Stock to which this opinion is an exhibit, which is being filed by IGL with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Joint Proxy Statement/Prospectus (the "Prospectus") of IGL and FTX.

     In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Prospectus and such other documents as we have deemed relevant and necessary. Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the Effective Time.

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IMC Global Inc.
November 17, 1997
Page 2

     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Merger or contemplated by the Agreement will be consummated (A) in accordance with the Agreement and (B) as described in the Prospectus; (ii) the Merger will qualify as a statutory merger under the laws of the State of Delaware; and (iii) as of the date hereof, and as of the Effective Time (as if made as of the Effective Time), the written statements made to us by executives of IGL and FTX and certain major shareholders of FTX upon which we have relied in rendering this opinion, will be accurate in all respects.

     Based upon and subject to the foregoing, we confirm that our opinion is set forth in the Prospectus under the caption "Certain United States Federal Income Tax Consequences" and such discussion is in all material respects a fair, complete and accurate summary of the matters addressed therein, based upon current law and the assumptions stated or referred to therein.

     We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.

                                       Very truly yours,


                                       /s/ Sidley & Austin